Exhibit (g)(ii)

SECOND AMENDMENT TO THE
CUSTODY AGREEMENT

THIS SECOND AMENDMENT dated as of June 25, 2014, to the Custody Agreement, dated as of September 9, 2009, as amended September 4, 2013 (the “Agreement”), is entered into by and between ENTREPRENEURSHARES SERIES TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANK, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the Agreement to add the Entrepreneur US Large Cap Fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ENTREPRENEURSHARES SERIES TRUST	U.S. BANK, N.A.

By: /s/ Joel Shulman	By: /s/ Michael R. McVoy

Name: Joel Shulman	Name: Michael R. McVoy

Title: Managing Director	Title: Senior Vice President

Amended Exhibit C to the Custody Agreement – EntrepreneurShares Series Trust

Fund Names

Separate Series of EntrepreneurShares Series Trust

Name of Series

EntrepreneurShares Global Fund

Entrepreneur US All Cap Fund

Entrepreneur US Large Cap Fund

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